Exhibit 10.6

HSBC

COMMERCIAL BANI NG
(CARM 241223 / CM 210120)

CONFIDENTIAL

The Director’s
Worldstar Engineering Limited
Room 1104, 11/F
Yuen Long Trading Centre
33 Wang Yip Street West
Yuen Long
New Territories
21 January 2025

Dear Sirs

BANKING FACILITIES

With reference to our’ recent discussions, we are pleased to confirm our agreement to granting you the following facilities. The facilities will be made available subject to (a) the specific terms and conditions outlined herein; (b) the Bank’s Terms and Conditions for Facilities; and (c) the general terms and conditions governing your’ account(s) with the Bank or (as the case may be) the relationship terms of business. In case of any conflict, the terms of the Facility Letter shall prevail, Definitions contained in the Bank’s Tenns and Conditions for Facilities apply to the Facility Letter, The Bank shall have an unrestricted discretion to reduce, cancel or suspend, oi determine whether or not to pens it drawings in relations to, the facilities. The facilities are subject to review at any time, and also subject to the Bank’s overriding right of repayment on demand including the right to call for cash cover on demand for’ prospective and contingent liabilities.

An arrangement fee of HKD30,000. Will be charged to the Borrower(s)’s account upon receipt of acceptance of the Facility better whether or not the facilities are drawn or cancelled by the Borrower(s).

Save as stated otherwise, the terms of the Facility Letter shall continue to apply unless we send you a new, revised or supplemental facility letter.

BORROWER(S)

Worldstar Engineering Limited

The Hongkong and Shanghai Banking Corporation Limited
Credit Services Team
8/P Tower 2 HSBC Centre 1 Sham Mong Road Tai Kok Tsui Kowloon
Web: www.hsbc.com.hk

Worldstar Engineering Limited	21 January 2025

FACILITIES		Limit

(1)	Property Mortgaged Loan	HKD29,400,000.

The principal of the loan will be repayable by 359 consecutive equal monthly instalments of HKD81,666.- commencing 1 month after’ drawdown to the debit of the Borrower’s account plus a final instalment of HKD81,906.- to the debit of the Borrower’s account payable on such date and in such manner or by such other repayment schedule as may be determined by the bank (in its sole discretion) and notified by the bank to you, The Bank’s ability to demand repayment at any time shall trot be affected by the repayment schedule as aforesaid.

(2)	Overdraft	HKD5,000,000.

SECURITY AND OTMER DOCUMENTATION

The Bank will require to hold the following security document(s) and other document(s) in form and substance satisfactory to the Bank:

1.	An “All Monies” Legal Charge over the property at House No.80 of Petrus Avenue, The Vineyard, No.23 Ngau Tann Mei Road, Yuen Long, New Territories granted by Worldstar Engineering Limited as the mortgagor(s).

On receipt of the Borrower(s)’s acceptance of this Facility Letter, the Bank will instruct a law firm to prepare the security document(s). The law firm will also arrange for the registration of the security document(s) with the relevant government authority

The Borrower(s) is to effect and maintain insurance of the mortgaged property against loss oi’ damage by fire in its full insurable value at the Borrower(s)’s cost so long as the Mortgage is in force. Such insurance may be covered under the Master Policy over the property provided that the Bank’s interests as charge are noted therein. In this connection, please notify the relative management company in this respect.

Without prejudice to any rights or remedies that the Bank may have under the Mortgage document, in the event that the Borrower’(s) fails to pet form the above obligations, the Bank may without prior notice, at the Borrower(s)’s cost and on behalf of the Borrower(s) (whether in the name of the Borrower(s)’s or the Bank), take out an insurance with such insurance company on such terms as the Bank thinks fit or’ renews the Borrower(s)’s existing insurance policy on such terms as the Bank thinks fit. The Bank shall be entitled to debit any money paid by the Bank for’ such insurance or renewal to any of the Borrower(s)’s accounts with the Bank.

2.	A Guarantee (Unlimited Amount) from Lee Man Fai.

3.	A Guarantee (Unlimited Amount) from Worldstar Engineering Limited, Wide Fortune Engineering Limited, High Talent Engineering Limited and Man Shing Engineering Limited. We attach our standard Guarantee (Unlimited Amount). Please arrange to sign and return it to us, together with the supporting board resolution(s).

Worldstar Engineering Limited	21 January 2025

The authorised signatories of Wide Fortune Engineering Limited, High 3‘a1ent Engineering Limited and Man Shing Engineering Limited should be duly verified by their bankers. Please also let the Bank have a certified copy of Business Registration Certificate of Wide Fortune Engineering Limited, High Talent Engineering Limited and Man Shing Engineering Limited for the Bank’s records.

4.	A “Declaration by An Operating Company Using and Occupying a Mortgaged Property Unit” from the Boi tower(s).

FURTHER NOTES

As a condition for granting credit facilities to small and medium size enterprises (“SMEs”), an explicit consent from the related SME must be obtained to enable the Bank to report and retrieve information (whether or not such information is expressly set out in any agreement between you and the Bank) in relation to its banking facilities to and from the Commercial Credit Reference Agency (“CCRA”). Please arrange for the enclosed Customer Consent Form to be signed and returned to the Bank together with the Facility Letter. Please note that if this consent is not given, the Bank will be unable to proceed with the transaction.

Please be informed that your or your security provider(s)’s credit report(s) from a credit reference agency has been considered for this mortgage loan application. As provided for under the Code of Practice on Consumer Credit Data issued by the Privacy Commissioner for Personal Data, you or your security provider(s) may get a copy of the relevant credit report(s) by contacting Consumer Relationship Department of TransUnion Limited on 2577.1816, website: www.transunion.hk.

Without prejudicing or affecting the Bank’s right to suspend, withdraw oi’ make demand in respect of the whole or any part of the facilities made available to the Borrower(s) at any time or determine whether or’ not to permit drawings in relation to the facilities, the Borrower(s) will, as the case may be:-

1)	give the undertakings 5et out in the Schedule of Further Notes which will remain in full force until the facilities have been repaid in full; and/or

2)	make the representations and warranties set out in the Schedule of Further Notes which will be deemed repeated daily until the facilities have been repaid in full; and/or

3)	agree to the further conditions as set out in the Schedule of Further Notes.

Worldstar Engineering Limited	21 January 2025

SCHEDULE OF FACILITIES

PROPERTY MORTGAGED LOAN

Conditions for Utilisation

Subject always to the Bank’s right to suspend, withdraw or make demand for repayment in respect of the whole or any part of the facilities made available to the Borrower(s) at any time and determine whether or not to permit drawings in relation to the facilities:

1	Unless otherwise agreed by the Bank, 2 business days’ advance notice of drawdown / rollover is to be given to the Bank. The reference to “business day” shall refer to the relevant definition of “Business Day” under the i’e1evant benchmark interest rates of such currency in the attached Appendix (Details of Benchmark Rates).

2	Each drawdown / rollover to be for periods (interest period) of l month subject always to availability of matching funds in the market.

3	At the end of an interest period, the amount drawn may be rolled-over either in one or two or more amounts for further periods of 1 month subject always to availability of matching funds in the market

4	With the Bank’s prior approval in writing the Borrower(s) may, during an interest period, prepay a loan (in whole but not in part) by serving the Bank, 48 hours’ advance notice in writing, subject to payment by the Borrower of the applicable prepayment fees and any break cost (i.e. the difference between the return the Bank would have received had the loan run to the last day of the then current interest period and the return the Bank would be able to obtain by placing an amount equal to the amount so repaid with a leading bank in the market for a period starting on the business day following receipt of that amount and ending on the last day of the cement interest period).

5	Amounts repaid or prepaid will not be available for redrawing and will be applied to repayment of the total amount outstanding in inverse older of maturity.

6	Any payment which is due to be made, or if any interest per rod would otherwise end on a day that is not a business day shall be made or end on the next business day in the same calendar month (if there is one) or the preceding business day (if there is not).

7	The Bank reserves the right to renegotiate the interest spreads should any event occur which changes the basis on which interest margins are presently calculated.

8	Please note that the Bank’s Loans Section is responsible for the administration of facilities. For rate quotations and other day to day administrative matters, please contact Ms Olivia Wong on telephone number 2288 2534.

PRICING

For’ any loans drawn in HIV, the Borrower’(s) may, request to have the benchmark interest rate switched:

(i)	From HIBOR (as defined under Section 1 (General Section — IBOR referencing facilities) in the attached Appendix (Details of Benchmark Rates)) +1.3% p.a. to BLR (Best Lending Rate) -0.5% p.a.; oi

(ii)	From BLR (Best Lending Rate) -0.5% p.a. to HIBOR (as defined under Section I (General Section — IBOR referencing facilities) in the attached Appendix (Details of Benchmark Rates)) +1.3% p.a., provided that any switch falling under (i) above can only take place on the last day of the then current interest period of the relevant loan. The Boi rower(s) may request to exercise such option to switch a total of I time per year.

Worldstar Engineering Limited	21 January 2025

A switching fee of HKD2,000- will be debited from the Borrower(s)’s account upon each switch of pricing.

For details of benchmark interest rates and relevant defined terms used in this pi icing section, please refer to the Appendix (Details of Benchmark Rates) specified above. The Bank and the Borrower(s) may enter into an agreement to supplement or amend any of the provisions of the attached Appendix (Details of Benchmark dates) (the “Rate Supplement”). A Rate Supplement shall be effective and binding on all parties if signed by the Borrower(s) and the Bank.

Any interest, commission or fee accruing in relation to HIV is to be calculated, subject to the below, without rounding. The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by the Borrower(s) under the Facility Letter shall be rounded to 2 decimal places.

The above pricing shall apply to all loans under this facility. But if the interest period of an existing loan under this facility has already commenced prior to the date of the Facility Letter, the above pricing shall not change the interest rate already fixed as applicable to that interest period of the existing loan and interest on that loan shall continue to be calculated on the same basis until the end of the relevant interest period.

PREPAYMENT

Advance repayment of the loan facility outside of the above-detailed payment schedule shall be subject to the Bank’s prior approval. A prepayment fee of 2% and l% on the outstanding amount shall be charged on the 1st and 2nd years respectively of loan drawdown. All prepayments should be made on the interest payment dates only and amounts repaid shall not be available for subsequent re-drawing. This will not apply if prepayment is required as a result of the Bank malting demand on the Borrower(s).

OVERDRAFT

PURPOSE

The purpose of the facility is to support the daily administrative expenses and for customer standby usage. Without prejudicing the Bank’s unrestricted discretion to cancel or suspend, determine whether or not to permit drawings in relation to, the facility, or’ the Bank’s overriding right of repayment on demand, if the Bank becomes aware that any part of the facility is not used for the specified purpose, the Bank (acting reasonably) reserves the right to revise the terms of the facility without the Borrower’s consent. Notwithstanding any of the foregoing, the Bank is not bound to monitor or verify the application of any amount advanced pursuant to this facility letter.

PRICING

Interest will be charged at the Bank’s HKD Best Lending Rate (BLR) + 10/0 p.a.

“Best Lending Rate” or “BLR” means a rate to be determined by the Bank from time to time and published at www.hsbc.com.hk oi’ is available upon request,

Worldstar Engineering Limited	21 January 2025

SCHEDULE OF FURTHER NOTES

This schedule sets out the further points to note for the Borrower(s).

The Borrower(s)’s compliance or otherwise with the following condition(s) precedent, representations, warranties, undertakings or further conditions (as the case may be) will not in any way prejudice or affect the Bank’s right to suspend, withdraw or make demand in respect of the whole or any part of the facilities wade available to the Borrower(s) at any time or- determine whether’ or not to permit drawings in relation to the facilities, By signing the Facility Letter, the Borrower(s) expressly acknowledge that the Bank may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time or determine whether oi’ not to permit drawings in relation to the facilities, notwithstanding the fact that the following conditions precedent, representations, warranties, undertakings and further conditions (as the case may be) are included in the Facility Letter and whether or not the Borrower(s) has complied with any of them.

Representations and Warranties

1.	Sanctions: None of the Borrower(s), any of its subsidiaries, any director or officer or any employee, agent, or affiliate of the Borrower or any of its subsidiaries is an individual or entity (“Person”) that is, oi is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, HM Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located, organised or resident in a country or territory that is, oi whose government is, the subject of Sanctions, including, without limitation, the Crimea region, the so called Donetsk People’s Republic and Luhansk People’s Republic, Cuba, Iran, North Korea and Syria.

2.	The Borrower(s) represents that the Borrowers request for the faci1ity(ies) stated in the Facility Letter was not referred to the Bank by any intermediary. The Borrower(s) understands that the Bank does not appoint any third party to handle credit applications from small and medium-sized enterprises.

3.	Anti-bribery and corruption: None of the Borrower(s), nor to the knowledge of the Borrower(s), any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower(s) or any of its/their subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UIF Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower(s) and, to the knowledge of the Borrower(s), its/their affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No part of the proceeds of the facilities set out in the Facility Letter will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

Worldstar Engineering Limited	21 January 2025

4.	Anti-Money Laundering: The operations of the Borrower, its subsidiaries and their affiliates are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Borrower or any of its other subsidiaries (collectively, the “Anti-Money Laundering Laws”) and no action, suit oi proceeding by oi’ before any court or governmental agency, authority or body or any arbitrator’ involving the Borrower, any of its subsidiaries, any of their affiliates and any of their’ respective directors, officers, agents or employees, in each case, with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened. The Borrower acknowledges that it has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Money Laundering Laws.

Undertakings

1.	The Borrower(s) will promptly provide to the Banff any financial or other information that the Bank may, from time to time, i’easonab1y request for’ the purposes of understanding such Borrower’s financial position, business and operations and assessing such Borrower’s ability to meet its obligations and liabilities under the Facility Letter.

2.	To maintain not less than 50% Operating Account credit turnover to the Bank.

3.	The Borrower(s) warrants and undertakes that it will not use any part of facility(ies) (except ‘Property Mortgaged Loan’, if granted), for’ financing (or refinancing) any property holding, investment or leasing. If the Bank becomes aware that any part of the facility(ies) (except ‘Property Mortgaged Loan’) is used contrary to this warranty and undertaking, the Bank (acting reasonably) reserves the right to revise the terms of the facility(ies) without the Borrower(s)’s consent.

4.	Sanctions: The Borrower(s) will not, directly or indirectly, use the proceeds of the facilities set out in the Facility Letter, or lend, contribute or’ otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Pei’son, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) iii any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the facilities, whether as lender, underwriter’, advisor, investor or otherwise),

5,	Anti-bribery and corruption: The Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower’s, its subsidiaries and their respective director’s, officers, employees, and agents with the FCPA, the UIF B1‘ibery Act and any other applicable Anti-bribery laws.

6,	Anti-Money Laundering: The Borrower undertakes that it shall (and shall ensure that each of its subsidiaries shall) conduct its business in compliance with; and maintain policies and procedures reasonably designed to promote and achieve compliance with, in each case, applicable anti-bribery laws, Sanctions and Anti-Money Laundering Laws,

Worldstar Engineering Limited	21 January 2025

Further Conditions

Compliance activity: The Bank and other members of the HSBC Group are required to act In accordance with the laws and regulations and comply with requests of public and regulatory authorities operating in various jurisdictions which relate to, amongst other things: (i) the prevention of money 1aundei’ing, terrorist financing, corruption, tax evasion and the provision of financial and other services to any persons or entities which may be subject to economic or trade sanctions; or (ii) the investigation or prosecution of, or the enforcement against„ any person for an offence against any laws or regulations.

The Bank may take, and may instruct members of the HSBC Group to take, any action which the Bank in its sole and absolute discretion considers appropriate to prevent or investigate crime or the potential breach of sanctions regimes or to act in accordance with i’e1evant laws, regulations, sanctions regimes, international guidance, relevant HSBC Group procedures and/or the direction of any public, regulatory or industry body relevant to any member of the HSBC Group. This includes the interception and investigation of any payment, communication or instruction, and the malting of further enquiries as to whether a person or entity is subject to any sanctions regime (“Compliance Activity”).

Neither the Bank nor any member of the HSBC Group will be liable to the Borrower(s) in respect of any loss (whether’ direct, consequential or loss of profit, data or interest) or’ delay, suffered or incurred by any party, caused in whole or in part by (i) actions taken, or delays or failure in performing any obligations under the Facility Letter by the Bank, or (ii) any steps taken by the Bank or any member of the HSBC Group, pursuant to Compliance Activity.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their’ branches and member or office of the HSBC Group shall be construed accordingly.

Worldstar Engineering Limited	21 January 2025

APPENDIX : DETAILS OF BENCHMARK RATES

Section 1

General Section — IBOR referencing facilities

Benchmark	Applicable Currency	Definition of Benchmark
Hong Kong Interbank Offered Rate (HIBOR) * and I	HKD

“HIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am Hong long time on the proposed date of advance (or such other time or day if the market practice differs in the Hong Kong interbank market, as determined by the Dank), if any such rate is below zero, HIBOR will be deemed to be zero.

“Business Day” means a day (other than a Saturday or’ Sunday) on which banks are open for general business in Hong Kong.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for Hong Kong dollars and for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of HIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means the Hong Kong Association of Bails or any other person to whom the administrator function of the HIBOR fixing process is transferred from time to time.

Note:

1.	Interpolated rates, which refers to rate calculated using linear interpolation method as recommended by The International Swaps and Derivatives Association (ISDA) for situation where there is no current quote available for’ below maturities:-

●	HIBOR: 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

*	For tenors where fixing is not published by the relevant administrator and the interpolated rate does not apply, the benchmark rate shall be the rate as specified by the Bank in its sole discretion as its cost of funding the relevant facility or financial arrangement.

Section 2

Risk-free rates referencing for loan facilities- Not used

Section 3

Risk-free rates referencing for trade facilities- Not used

Worldstar Engineering Limited	21 January 2025

TERMS AND CONDITIONS FOR FACILITIES

1.	Interpretation

These terms and conditions are applicable to banking/credit facilities made available by The Hongkong and Shanghai Banking Corporation Limited (the “Bank”, “HSBC” or “we”, which expression shall include its successors and assigns) to the Borrower(s) and shall be read in conjunction with the facility letter, as may be amended from time to time, applicable to the Borrower(s) (together’, the “Facility Letter”).

2.	Accrual of Interest & Other Sums

All interest and any other amount accruing under the Facility Letter will accrue daily and in each case is calculated on the basis of the actual numbers of days elapsed and a year of 360 days or 365 days, depending on the market practice for the currency (and as may be adjusted in case of a leap year). Notwithstanding any other provision in the Facility Letter, any interest or other amount accruing under the Facility Letter shall be payable on demand.

3.	Availability and Utilisation

With respect to trade facilities, documents presented to the Bank for drawings must reflect and relate to a genuine transaction. Where documents presented are not in the original form, copies of such documents presented must strictly conform to the original. Please note that drawings without an underlying transaction, oi presentation of forged or fraudulent documentation can render companies and/or persons involved liable to prosecution. The Bank may, at its sole and absolute discretion, refuse to allow drawings under a facility if:

(a)	the drawee is considered to be unacceptable to the Bank, or

(b)	the drawee is not on the Bank’s approved list, or

(c)	the transaction in question does not meet the Bank’s operational requirements in respect of the facilities.

4.	Default Interest

Interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank’s tariff book which is accessible at https://www.business.hsbc.com.hk/tariffs. The Bank will provide the Borrower or such relevant guarantor and/or security provider with a hard copy of the tariff book upon request. Interest at the applicable rate will be payable monthly in arrears to the debit of the Borrower(s)’s current account,

5.	Payment

(a)	All payments shall be made by the Borrower(s), the guarantor(s) and/or the security provider(s) to the Bank without set-off, countei’c1aiin, withholding or condition of any kind. If the Borrower(s), the guarantor(s) or such security provider (where applicable) is compelled by law to ina1‹e such withholding, the sum payable shall bs increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

Worldstar Engineering Limited	21 January 2025

(b)	You shall indemnify us against, and pay to us an amount equal.to, any loss, liability or cost which we determine will be or has been (dii’ect1y or indirectly) suffered for or on account of Tax in connection with the Facility Letter, our services or our transactions with you or in respect of your account, together with any interest, penalty, cost or expense incurred in connection therewith.

“Tax” means any tax, levy, impost, duty, stamp duty or other charge oi withholding of a similar nature (including any penalty or interest payable ln connection with any failure to pay or any delay in paying any of the same).

6.	Security rind Disclosure

6.1	The Bank shall proceed to register (where applicable) in Hong Kong, security provided to the Bank in connection with facilities made available to the Borrower(s) or at the request of the Borrower(s). The costs and expenses, if any, will be charged to the account of the Borrower(s). Where the security provided to the Bank requires registration or filing outside Hong long, the Borrower undertakes that it shall, and where applicable, shall procure that such registration or’ filing of security is attended to and completed in a timely way so as to preserve the security interest of the Bank. The Bank shall be entitled to demand that evidence of such filing and/or registration be provided to it. All costs in connection with the aforesaid overseas filing and/or registration (as the case may be) shall be for the account of the Borrower(s).

6.2	By accepting the Facility Letter, the Borrower(s) is deemed to have consented to the Bank providing a copy of the Facility Letter, related security documents, the Borrower’s latest statement of account, related documents evidencing the obligations to be guaranteed or secured by a guarantor or third party security provider, information on the outstanding liabilities (whether actual or contingent) or such other information to (a) a guarantor or third paid security provider, such guarantor or third party security provider’s solicitors and other professional advisers; and (b) whom the bank assigns or transfers (or may potentially assign or transfer) all or part of its rights and obligations under the Facility Letter.

6.3	Without prejudicing the rights of the Bank under other agreements with the Borrower(s), the Bank is entitled to provide any information relating to any of the account(s) of the Borrower’(s) held with the Bank and any facilities which the Bank may provide to the Borrower(s) from time to time or the conduct of such account and/oi’ facilities and/or other information concerning the Borrower(s) relationship with the Bank to any other company oi’ office which belongs to or’ is part of the HSBC Group.

6.4	The Bank shall be entitled to have solicitors of its choice appointed to prepare the necessary documentation relating to the Facility Letter and/or the security to be provided. All their charges and disbursements incurred in this respect will be for the Borrower(s)’s account. Any filing fees and fees incurred in obtaining a legal opinion will also be for Borrower(s)’s account.

6.5	If the Bank is satisfied that all liabilities owed by the Borrower(s) to the Bank have been irrevocably paid in full and that all facilities which might give rise to such liabilities have terminated, subject to the Banff’s right to retain any guarantee or security provided to it for such period as the Banff considers (in its sole discretion) necessary, the Bank may, at the request and cost of the Borrower(s) or the relevant guarantor and/or security provider, release, reassign or discharge (as appropriate) such guarantee or security.

Worldstar Engineering Limited	21 January 2025

7.	Costs and Expenses

7.1	The Borrower(s) shall promptly on demand pay the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the negotiation, preparation and execution of the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.2	If the Borrower(s) requests an amendment, waiver or consent, the Borrower(s) shall, within three business days of demand, reimburse the Bank for the amount of all costs and expenses (including legal fees) incurred by the Bank in responding to, evaluating, negotiating or complying with that request or amendment.

7.3	The Borrower(s) shall, within three business days of demand, pay to the Bank the amount of all costs and expenses (including legal fees), stamp duties, taxes, other charges and registration costs incurred by the Bank in connection with the enforcement of, or’ the preservation of any rights under the Facility Letter, security document(s) and/or any documentation relating to the facilities.

7.4	If the effect of or a change in any law or regulation is to increase the cost to the Bank of advancing, maintaining or funding the facility(ies) or to reduce the effective return to the Bank, the Bank may require payment on demand of such amounts as the Bank consider necessary as compensation therefor.

8.	Indemnity

8,1	Any amount received or recovered by the Bank in respect of any sum expressed to be due to the Bank from the Borrower in a currency other than the currency of denomination in which payment is due (the “Intended Currency”) shall only constitute a discharge to it to the extent of the amount in the Intended Currency which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in such other currency on the date of that receipt.

8.2	The Borrower(s) shall pay and, within three business days of demand, indemnify the Bank against any cost, loss or liability that the Bank incurs in relation to or as a result of:

(a)	a failure by the Borrower(s) to pay any amount due under the Facility Letter on its due date;

or

(b)	if the Facility Letter allows prepayment, such loan not being prepaid in accordance with a notice of prepayment given by the Borrower.

9.	Assignment

The Bank may assign its rights and transfer all or any part of its rights and obligations hereunder’ or under any Facility Letter to any person by delivering to the Borrower(s) a notice in writing. Such transfer shall take effect as from the effective date as specified in the notice and the Bank shall thereafter be released from such obligations, No assignment or transfer of any right, benefit or obligation in the facility Letter shall be made by the Borrower(s) in any way.

10.	Pari Passu

The Borrower(s), the guarantor(s) and security provider(s) (where applicable) shall ensure that at all times the claims of the Bank under the facilities rank at least pari passu with the claims of all other unsecured creditors, except for claims preferred by mandatory provisions of law.

Worldstar Engineering Limited	21 January 2025

11.	Prima facie

Any certification or determination by the Bank of a rate oi amount under the Facility Letter is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

12.	Banking (Exposure Limits) Rules - exposures to connected parties

The Banking (Exposure Limits) Rules (Cap. 155S) and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to HSBC Group. In accepting the Facility Letter, the Borrower(s) should, to the best of its (their) knowledge, advise the Bank whether it is in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that the Borrower’(s) is not so related oi connected. The Bank would also ash, that if the Borrower(s) becomes aware that it (they) becomes so related or connected in future, that the Borrower(s) immediately advises the Bank in writing. You may refer’ to the reference page for information on whether you may be considered as related oi connected to the HSBC Group.

13.	Governing Law and Third Party Rights

13.1	The Facility Letter (including the schedule(s), where applicable), and these terms and conditions shall be governed and construed in accordance with the laws of the Hong Kong Special Administrative Region.

13.2	The Borrower(s) submits to the non-exclusive jurisdiction of the Hong Kong courts.

13.3	No person other than the Bank and the Borrower(s) will have any right under the Contracts (Rights of Third Panty) Ordinance to enforce or enjoy the benefit of any of the provisions of the terms and conditions of the Facility Letter.

14.	Process Agent

Without prejudice to any other mode of service allowed under any relevant law, each Borrower (other than a Borrower incorporated in Hong Kong (if the Borrower is a company) and a Borrower who is domiciled in Hong Kong (if the Borrower is an individual)):

(a)	irrevocably appoints the company stated after the Borrower’s signature below as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with the Facility Letter, security document(s) and /or documentation relating to the facilities; and

(b)	agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

Worldstar Engineering Limited	21 January 2025

ACCEPTANCE

Please arrange for the authorised signatories of the Borrower(s), in accordance with the terms of the mandate given to the Bank, to sign and return the duplicate copy of the Facility Letter with Appendix to signify the Borrower(s)’s understanding and acceptance of the terms and conditions under which these facilities are granted.

The facilities will remain open for acceptance until the close of business on 11 February 2025 and if not accepted by that date will be deemed to have lapsed.

Please return the signed facility offer letter and the relevant security documents to Commercial Banking Mong Kok District at 3/F, HSBC Building Mongkok, 673 Nathan Road, Kowloon.

Should the Borrower(s) have any questions please feel free to contact Gary Molt, Senior Vice President or Frankie Yip, Assistant Relationship Management Support Manager on telephone no. 3663.4511 or 3663.2843.

Yours faithfully

For and on behalf of

The Hongkong and Shanghai Banking Corporation Limited

Gary Mok

Senior Vice President
led

Encl

Worldstar Engineering Limited	21 January 2025

Acceptance and Confirmation

We, Worldstar Engineering Limited, confirm our acceptance of the offer and all terms and conditions contained above (including the Schedules, Appendix and Terms and Conditions for Facilities attached thereto).

For and on behalf of

Worldstar Engineering Limited

Signature	Signature

Name	Name

Title	Title

Date	Date

Worldstar Engineering Limited	21 January 2025

Reference Page

(This is for your reference only and aide not intended to be contractual terms.

You may also access the Banking (Exposure Limits) Rules at

https.’77www.elezislation.gov.hlJhk/capl55S)

The Borrower may be considered as related or connected to the HSBC Group if you/it are/is:

a)	a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

b)	a relative of a director, employee, controller or minority shai’eho1dei controller, of a member of the HSBC Group;

c)	a firm, partnership oi non-listed company in which a member of the HSBC Group oi any of the following entities is interested as director, partner, manager or agent:

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or

d)	a natural person, firm, pai4nership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.

Relevant definitions

1)	A person has “control” if such person is:

(A)	an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or

(B)	a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary, and “controller”’ means either an “indirect controller” or a “majority shareholder controller”.

2)	“employee” includes permanent full time, permanent paid-time, fixed-term full time, fixed-term part-time staff and international assignees.

3)	“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member’ or office of the HSBC Group shall be construed accordingly.

Worldstar Engineering Limited	21 January 2025

4)	“minority shareholder controller” in relation to a company, means any person who, either’ alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company oi of another company of which it is a subsidiary.

5)	“relative” in relation to a natu1‘al person, means the following:

(A)	a parent, grandparent or great grandparent;

(B)	a step-parent or adoptive parent;

(C)	a brother or sister,

(D)	the spouse;

(E)	if the person is a party to a union of concubinage—the other party of the union;

(F)	a cohabitee;

(G)	a parent, step-parent or adoptive parent of a spouse;

(H)	a brother of sister of a spouse;

(I)	a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or

(I)	a grandson, granddaughter, great grandson or great granddaughter.

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